Exhibit 15.2

Consent of KPMG Actuarial Pty Ltd (“KPMG Actuarial”) in relation to Form 20-F filing

We hereby consent to your references to KPMG Actuarial Pty Ltd (“KPMG Actuarial”) and to our actuarial valuation report effective as of 31 March 2012, dated 21 May 2012 (the “Report”), and to make use of, or quote, information and analyses contained within that Report for the purpose of James Hardie Industries SE’s (“JHI SE”) Annual Report on Form 20-F for fiscal year ended 31 March 2012.

In addition, we hereby consent to your references to past actuarial valuations performed by KPMG Actuarial (formerly KPMG Actuaries Pty Ltd) for the purpose of JHI SE’s Annual Report on Form 20-F for the fiscal year ended 31 March 2012.

Your attention is drawn to the Important Note at the beginning of the Executive Summary of the Report.

/s/ Neil Donlevy

Neil Donlevy MA FIA FIAA

Executive

KPMG Actuarial Pty Ltd

Fellow of the Institute of Actuaries (London)

Fellow of the Institute of Actuaries of Australia

Sydney, Australia

28 June 2012